Exhibit 5.1

Our ref           MLL/606837/292204/v4

Your ref

Watchdata Technologies Ltd.	Direct:	+852 2971 3007
No. 2 Wanhong West Street	Mobile:	+852 9020 8007
Capital Airport Road	E-mail:	richard.thorp@maplesandcalder.com
Chaoyang District
Beijing, China 100015

11 April 2005

Dear Sirs,

Watchdata Technologies Ltd.

We have acted as Cayman Islands legal advisers to Watchdata Technologies Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 22 December 2004 (Registration No. 333-121531), relating to the offering by the Company and the sale by the selling shareholders (the “Selling Shareholders”) of a total of 4,000,000 American Depositary Shares, each of which represents two of the Company’s Ordinary Shares, of par value US$0.001 each (the “Ordinary Shares”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

1 DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 22 July 2004 and the amended and restated memorandum and articles of association of the Company as adopted on 11 January 2005;

(b)	a certificate of good standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

(c)	the written resolutions of the board of Directors of the Company dated 7 April 2005;

(d)	the written resolutions of the shareholders of the Company dated 11 January 2005 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

(e)	a certificate from a Director of the Company dated 11 April 2005, a copy of which is attached hereto (the “Director’s Certificate”); and

(f)	the Registration Statement.

2 ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3 OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 50,000,000 shares of par value US$0.001 each.

3.3	The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally and validly issued and allotted, fully paid and non-assessable.

3.4	Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.

3.5	Subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “Cayman Islands taxation” is our opinion as to the matters discussed thereunder.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Risk Factors,” “Enforcement of Civil Liabilities,” “Legal Matters”, “Taxation” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ MAPLES and CALDER

MAPLES and CALDER

Watchdata Technologies Ltd.

No. 2 Wanhong West Street, Capital Airport Road

Chaoyang District, Beijing 100015

People’s Republic of China

11 April 2005

Maples and Calder

1504 One International Finance Centre

1 Harbour View Street

Hong Kong

Dear Sirs,

Watchdata Technologies Ltd. (the “Company”)

I, Tony Tsang, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The third amended and restated memorandum and articles of association of the Company as adopted on 11 January 2005 remain in full force and effect and are unamended.

2	The written resolutions of the board of directors dated 7 April 2005 (the “Board Resolutions”) in which, inter alia, the Registration Statement and the issue of the Company’s ordinary shares were approved were signed by the directors in the manner prescribed in the Articles of Association of the Company.

3	The written resolutions of the shareholders of the Company dated 11 January 2005 (the “Shareholder Resolutions”) in which, inter alia, the adoption of the Third Amended and Restated Memorandum and Articles of Association were approved were signed by the shareholders in the manner prescribed in the Articles of Association of the Company.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement.

5	The Board Resolutions and the Shareholder Resolutions passed were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6	The ordinary shares held by the Selling Shareholders have been issued as fully paid.

7	The directors of the Company at the date of the Board Resolutions and at the date hereof were and are as follows:

Wang Youjun

Chen Dacai

Ke Lin

Liu Junfeng

Wong Kwongchi

Liao Li

Tony Tsang

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Mr Richard Thorp) to the contrary.

Signature:	/s/ Tony Tsang
Tony Tsang, Director

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